Exhibit 23.8

CONSENT OF Dave De Yang

Pursuant to Rule 438 under the Securities Act of 1933, the undersigned John Zhuang Yang consents to be named in the Registration Statement on Form F-1 of Changyou Limited, and in all amendments and supplements thereto, as a proposed member of the board of directors and of the audit committee of the board of directors of Changyou.com Limited.

Date: March 24, 2009	/s/ Dave De Yang
Dave De Yang